Exhibit 99.1

UPDATE:

IMPORTANT NOTICE CONCERNING YOUR RIGHTS UNDER THE SKYWEST, INC.

EMPLOYEES' RETIREMENT PLAN

To:	All participants of the SkyWest, Inc. Employees' Retirement Plan

Date:	March 31, 2020

Subject:	Transition from Wells Fargo to Schwab Retirement Plan Services, Inc.

1.	This notice is an update to the previous notice provided in order to inform you that the SkyWest, Inc. Employees' Retirement Plan (the “Plan”) will be changing the recordkeeping services from Wells Fargo to Schwab Retirement Plan Services, Inc., effective May 15, 2020. The prior notice you received noted a transition date of April 1, 2020.

2.	As a result of this change, you will temporarily be unable to obtain a loan or a distribution from the Plan, change existing investment elections, or request a fund transfer. This period, during which you will be unable to exercise these rights that may otherwise be available under the Plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, you are encouraged to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

3.	The blackout period for the Plan will begin at 4:00 p.m. ET on April 30, 2020, and end during the week of May 24, 2020. Detailed below are certain activities that will be temporarily suspended:

April 30, 2020 by 4:00 p.m. ET is the deadline to:

•	Submit a rollover check

•	Submit completed distribution or loan paperwork, in good order

May 7, 2020 by 4:00 p.m. ET is the deadline to:

•	Request a paperless distribution or loan

May 8, 2020 by 4:00 p.m. ET is the deadline to:

•	Change investment elections for future contributions

•	Request a contribution rate change

•	Request a fund transfer

You may contact Wells Fargo prior to the blackout at www.wellsfargo.com or 1-800-728-3123.

During the blackout period you can determine whether the blackout period has started or ended by calling Schwab Retirement Plan Services, Inc. at 1-800-724-7526.

4.	During the blackout period, you will be unable to change your existing investment elections or request a fund transfer in your account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to change your existing investment elections or request a fund transfer during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.

5.	You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

6.	If any portion of your account in the Plan is invested in a “brokerage window” or a self-directed brokerage account (“SDBA”), the SDBA generally will be subject to the same limitations specified in paragraph 3, above. Because trading in the SDBA is at your discretion, the period during which your account is subject to these restrictions may be extended if you initiate a trade after April 30, 2020. If you have authorized someone else to direct the investments in your SDBA, it is your responsibility to notify him or her of the restrictions.

If you have any questions concerning this notice, please contact Schwab Retirement Plan Services, Inc., who has been designated by the Plan administrator to answer your questions at: Schwab Retirement Plan Services, Inc., 4150 Kinross Lakes Parkway, Richfield, OH 44286, 800-724-7526

Schwab Retirement Plan Services, Inc. provides recordkeeping and related services with respect to retirement plans and has provided this communication to you as part of the recordkeeping services it provides to the Plan.

©2019 Schwab Retirement Plan Services, Inc. All rights reserved.

(0419-9XRV) LGL110635SKY-00 00243924 (03/20)